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Exhibit 21

                                      LEASE

         This Lease Agreement ("Agreement") is made and entered into this ___ day of ___________, 2002 by and between Frost National Bank, Trustee, for George
J. Wechsler and Dorothy I. Wechsler, collectively referred to in this Agreement as Lessor, and Calloway's Nursery, Inc., a Texas corporation, referred to in this Agreement as Lessee.

         In consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, Lessor does hereby demise and lease to Lessee, and Lessee does hereby lease from Lessor, the property and any improvement located thereon situated at 1570 Ruiz Street in San Antonio, Bexar County, Texas and more particularly described in EXHIBIT A attached to this Agreement, and are referred to in this Agreement as "the Premises.

                                 ARTICLE 1. TERM
                                  Term of Lease

         A. The term of this Agreement is three (3) years commencing on July 1, 2002 ("Lease Commencement Date") and ending on June 30, 2005, unless sooner terminated as provided in this Agreement. In addition, for and in consideration of the amount of Ten Dollars ($10.00) and other good and valuable consideration, part of which is in the form of Lessee's execution of this Agreement, the receipt and sufficiency of which is hereby acknowledged, Lessor hereby grants to Lessee three (3) options to extend the term of this lease. Each option is for a term of three (3) years. In order to exercise each renewal option, Lessee must give Lessor not less than ninety (90) days' prior written notice that Lessee will renew this Agreement upon the expiration of the then current term.

                               Lease Year Defined

         B. The term "lease year," as used in this Agreement, means a period of twelve (12) consecutive full calendar months beginning July 1 of each year and ending on June 30 of each year.

                                    Holdover

         C. If Lessee holds over and continues in possession of the of the Premises after the expiration of the term of this Agreement, Lessee will be deemed to be occupying the Premises on the basis of a month-to-month tenancy, subject to all of the terms and conditions of this Agreement, except that the rental amount shall be one hundred twenty percent (120%) of the last month's rent per this lease agreement.

                                 ARTICLE 2. RENT

         A. Rent. The rent for the initial three year term of this Agreement is $2,000.00 per month with Lessor abating the rent for the first three months of the term, which are "free rent" months. The amount of rent payable by Lessee to Lessor will be

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increased to $2,200.00 per month during the first option period, to $2,420.00 per month during the second option period, and to $2,662.00 per month during the third option period, with no "free rent" months.

                                Place of Payment

         B. Lessee agrees to pay rent as provided in ARTICLE 2A to Lessor at Frost National Bank, Trust Real Estate, P. O. Box 2950, San Antonio, Texas 78299-2950, or at such other location or locations as Lessor from time to time designates by written notice to Lessee.

                           ARTICLE 3. USE OF PREMISES
                                  Permitted Use

         A. Lessee will operate the Premises as a nursery, warehouse, and office during the term of this Agreement and may use the Premises for no other purpose without Lessor's prior written approval, which approval may not be unreasonably withheld, delayed, denied, or conditioned. Lessee may not use, or permit the use of, the Premises in any manner that results in waste of the Premises or constitutes a nuisance. Nor may Lessee use, or permit the use of, the Premises for any illegal purpose. Lessee, at its expense, will comply, and will cause its officers, employees, agents, and invitees to comply, with all applicable laws and ordinances and with all applicable rules and regulations of governmental agencies concerning the use of the Premises.

                             Delivery of Possession

         B. If Lessor is unable for any reason whatsoever to deliver possession of the Premises to Lessee on the Lease Commencement Date, Lessor will not be liable to Lessee for any damage caused thereby, nor will this Agreement thereby become void or voidable, but in such event Lessee will not be liable for any rent until such time as Lessor does deliver possession. Lessor hereby waives the payment of rent covering any period prior to tender of possession to Lessee hereunder. Moreover, any delay in the delivery of possession of the Premises by Lessor will operate to extend the Lease Commencement Date, the term of this Agreement and the lease year for a like period of time equal to the period of delay from July 1, 2002 to the date of actual delivery of possession of the Premises to Lessee. Lessee agrees to accept possession of the Premises at such time as Lessor is able to tender the same if such tender is within 30 days after the Lease Commencement Date set out in this Agreement. If Lessor is unable for any reason to deliver possession of the Premises to Lessee within such 30 day time period, then Lessee or Lessor may at any time thereafter, but prior to Lessee taking possession, terminate this Agreement without penalty. Within ten days of the date of the execution of this Agreement by both parties, Lessor will furnish Lessee with a copy of the Certificate of Occupancy issued by the appropriate governmental agency regarding the improvements on the Premises.

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         C.       In the event that Lessor does not furnish Lessee with a copy of a certificate of occupancy within ten (10) days of execution of this lease Lessee Shall have the option to terminate this lease by sending written notice to Lessor on or before August 1, 2002.

         D. It is a further condition of Delivery of Possession that Lessor deliver possession of and occupancy permits for the leased premises at 7007 San Pedro Avenue and the leased premises at 1714 South Flores Street it being the intention of the parties that the Lessor will deliver and the Lessee will accept all or none of the three leased premises on or before August 1, 2002.

                            ARTICLE 4. NONCOMPETITION
                            Noncompetition by Lessee

         A. During the term of this Agreement, including any extended term, as long as Lessor is in compliance with all the terms and conditions of this Agreement, neither Lessee nor any entity controlled by Lessee shall operate, or participate in the operation of, any business substantially the same as the business that Lessee is to operate on the Premises, namely, a commercial plant nursery within three thousand (3,000) feet of the Premises.

                            Noncompetition by Lessor

         B. During the term of this Agreement, including any extended or renewal term, as long as Lessee is in compliance with all the terms and conditions of this Agreement, Lessor shall not permit any other property owned or controlled by Lessor and located within three thousand (3,000) feet of the Premises to be used for the operation of any business substantially the same as the business operated by Lessee on the Premises, namely, a commercial plant nursery operation.

                      ARTICLE 5. MAINTENANCE AND SURRENDER
                                    By Lessee

         A. Lessee shall maintain the Premises and keep them free from waste or nuisance throughout the lease term and any extensions of that term. At the termination of this Agreement, Lessee shall surrender and deliver the Premises to Lessor in as good a state of repair and condition as they were in at the beginning of this Agreement, reasonable wear and tear and damage by fire, tornado, or other casualty excepted. Lessee accepts the Premises in as-is condition and stipulates that said premises are suitable for Lessee's intended use as a nursery business.

                         Remedy for Failure to Maintain

         B. If Lessee fails to perform its obligation to repair or maintain as set forth in Article 5A above within thirty days (30) after notice from Lessor of the need for such

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repair and maintenance, Lessor may make such repairs or perform such maintenance, or cause such repairs to be made or maintenance to be performed at its own expense. If the nature of the repair or maintenance is such that it cannot be completed within the required thirty day (30) period, Lessee will be allowed such additional time as is reasonably required to complete the work. However, the repair or maintenance must be completed within the period of time that is normal and customary for such work in the San Antonio metropolitan area.

         Lessee shall reimburse Lessor for the reasonable expense of the repair or maintenance as follows:

                  1. Any reasonable costs incurred by Lessor pursuant to this section shall be payable by Lessee to Lessor as additional rental on the next monthly rental installment date, or if there are no further rental installments under the lease, within thirty (30) days or at the termination of the lease, whichever comes first.

                        ARTICLE 6. TAXES AND ASSESSMENTS
                       Real Property Taxes and Assessments

         A. Lessee shall reimburse Lessor for all real property taxes, special assessments (but not general assessment) imposed on the Premises during the term of this Agreement, including any special assessments imposed on or against the Premises for the construction or improvement of public works. Each year Lessor shall notify Lessee in writing of the amounts of all the real property taxes and special assessments for that year and shall provide Lessee with proof that the same have been paid. Lessee shall then reimburse Lessor for the said taxes and assessments within twenty (20) days after the receipt of Lessor's written notice.

                    ARTICLE 7. UTILITIES AND GARBAGE REMOVAL
                                 Utility Charges

         A. Lessee shall pay all utility charges for water, electricity, heat, gas, and telephone service used in and about the Premises during the term of the lease, all such charges to be paid by Lessee directly to the utility company or municipality furnishing the same before the same will become delinquent.

                                 Garbage Removal

         B. Lessee shall pay for the removal of all garbage and rubbish from the Premises during the term of the lease.

               ARTICLE 8. ALTERATIONS, ADDITIONS, AND IMPROVEMENTS
                                Consent of Lessor

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         A.       Lessee shall not make any alterations, additions, or
improvements to the Premises without the prior written consent of Lessor. Consent for nonstructural alterations, additions, or improvements shall not be unreasonably withheld by Lessor.

                               Property of Lessor

         B. All alterations, additions, or improvements made by Lessee shall become the property of Lessor at the termination of this Agreement. Lessor may, however, require that Lessee remove any or all alterations, additions, and improvements installed or made by Lessee, and any other property placed in the Premises by Lessee, upon termination of the lease. The cost of such removal will be paid by Lessor.

                       ARTICLE 9. TRADE FIXTURES AND SIGNS
                                 Trade Fixtures

         A. Lessee shall have the right at all times to erect or install shelves, bins, machinery, or other trade fixtures in, on, or about the Premises, provided that Lessee complies with all applicable governmental laws, ordinances, and regulations regarding such fixtures. Lessee shall have the right to remove all trade fixtures at the termination of this Agreement, provided Lessee is not in default under the lease and that the fixtures will be removable without structural damage to the Premises. Lessee must repair any damage to the Premises caused by removal of trade fixtures, and all such repairs must be completed prior to the termination of the lease. Any trade fixtures that have not been removed by Lessee at the termination of this Agreement will be deemed abandoned by Lessee and shall automatically become property of Lessor.

         B. Lessee has the right to erect signs on any portion of the Premises including, but not limited to, the exterior walls of the improvements located on the Premises, subject to applicable statutes, ordinances, and zoning restrictions. Lessee shall remove all signs at the termination of this Agreement and shall repair any damage including, but not limited to, closing any holes caused by such removal.

                  ARTICLE 10. MECHANIC'S OR MATERIALMAN'S LIEN

         Lessee will not permit any mechanic's or materialman's lien or liens to be placed upon the Premises or upon improvements on the Premises. If a mechanic's or materialman's lien is filed on the Premises or on improvements on the Premises, Lessee will promptly pay the lien. If Lessee disputes the amount, or some other element of the lien, it shall fully protect Lessor while it resolves the matter and secures the release of the lien. Lessee shall immediately obtain a bond or irrevocable letter of credit in the full amount of the lien payable to Lessor and their successors and assigns. In addition, if Lessor sells the Premises before the lien has been released, Lessee shall pay the full amount of the lien into escrow at Lessor's title insurance company. Lessee shall also work with Lessor's title insurance company to take such additional steps, or follow such additional procedures as may be required by the title insurance company so that it can

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issue an owner's title insurance policy, which is free and clear of the lien being disputed or contested by Lessee, to the purchaser of the Premises.

                      ARTICLE 11. INSURANCE AND INDEMNITY
                               Property Insurance

         A. Lessee shall, at its own expense, during the term of this Agreement, keep all buildings, structures, improvements, fixtures, equipment, and merchandise on the Premises insured against loss or damage by fire or theft with extended coverage to include direct loss by windstorm, hail, explosion, riot, or riot attending a strike, civil commotion, aircraft, vehicles, and smoke, in the aggregate amounts of not less than the full fair insurable value of the Premises and items insured. Lessee will have the right to rely on the opinion of the insurance agent handling the placement of such insurance coverage as to what constitutes the full fair insurable value of the Premises and items insured. The combined deductible for all insurance policies may not be greater than Twenty-Five Thousand ($25,000.00) Dollars, and Lessee shall bear the full cost of all deductibles so that Lessor is always fully insured to the standard set out above. The insurance is to be carried by one or more insurance companies licensed to do business in Texas and reasonably acceptable to Lessor. Such policy or policies of insurance shall name both Lessor and Lessee as named insureds. The policies shall provide that any proceeds for loss or damage to buildings, structures, or landlord's improvements will be payable solely to Lessor, which amount Lessor shall use for repair and restoration purposes, and that any proceeds for loss or damage of fixtures, equipment, or merchandise belonging to Lessee will be paid solely to Lessee, which amount Lessee shall use to repair or replace the lost or damaged fixtures, equipment, or merchandise, to ensure Lessee's continued operation of a nursery on the Premises for the balance of the then-current term.

                               Liability Insurance

         B. Lessee, at its own expense, shall provide and maintain in force during the term of this Agreement commercial liability insurance in the minimum amount of $1,000,000.00 for each individual personal injury and $2,000,000.00 for all personal injuries in each occurrence. The minimum amount for property damage shall likewise be $250,000.00 and $500,000.00 respectively. In addition, at least $20,000.00 must be provided for each injured person's medical expenses. The liability insurance shall cover Lessor, as well as Lessee, and it will be carried with one or more insurance companies authorized to transact business in Texas and reasonably acceptable to Lessor.

                     Remedy for Failure to Provide Insurance

         C. Lessee shall furnish Lessor with certificates showing proof of all insurance required by this article. If Lessee does not provide such certificates within thirty (30) days of the beginning of this Agreement, or if Lessee allows any insurance required under this article to lapse, Lessor may, at its option, if Lessee has not obtained such insurance coverage within ten (10) days of the date of Lessee's receipt of written notice

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from Lessor of such lapse, take out and pay the premiums on the necessary insurance to comply with Lessee's obligations under the provisions of this article. Lessor is entitled to immediate reimbursement from Lessee for all amounts spent by it to procure and maintain such replacement insurance, with interest at the rate of ten percent (10%) per annum from the date of payment by Lessor until reimbursement by Lessee.

                              Hold-Harmless Clause

         D. Lessee agrees to indemnify and hold Lessor harmless against any and all claims, demands, damages, costs, and expenses, including reasonable attorney's fees for the defense of such claims and demands arising from the conduct or management of Lessee's business on the Premises or from its use of the Premises, or any breach on the part of Lessee of any conditions of this Agreement, or from any act or negligence of Lessee, its agents, contractors, employees, sublessees, concessionaires, or licensees in or about the Premises. In case of any action or proceeding brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, agrees to defend the action or proceeding by counsel reasonably acceptable to Lessor.

                 ARTICLE 12. DAMAGE OR DESTRUCTION OF PREMISES
                                Notice to Lessor

         A. If the Premises or any structures or improvements on the Premises is damaged or destroyed by fire, tornado, or other casualty, Lessee shall give immediate written notice of the occurrence of such damage or destruction to Lessor, including a description of the damage and, as far a known to Lessee, the cause of the damage.

                         Partial or Complete Destruction

         B. If the Premises are damaged by fire, tornado, or other casualty not the fault of Lessee or any person in or about the Premises with the express or implied consent of Lessee, but not to such an extent that rebuilding or repairs cannot reasonably be completed within one hundred and twenty (120) days from the date of the settlement with the insurance company on the amount of the loss and at a cost not to exceed Five Hundred Thousand Dollars ($500,000), this Agreement will not terminate except as provided in subsections A and B of this section.

         C. If the partial or complete destruction of the Premises occurs prior to the final year of the lease term, Lessee shall proceed immediately to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage. Lessor shall hold all the insurance proceeds received for the loss of damage to buildings, structures, or improvements for the benefit of Lessee, so that Lessee can use those funds to rebuild or repair the Premises. The cost of all repairs or rebuilding in excess of the insurance proceeds will be paid solely by Lessee, but Lessee will not be obligated to

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expend more than twenty percent (20%) in excess of the insurance proceeds made available.

                  1. If the Premises are untenantable in whole or in part following such damage, the rent payable during the period in which they are untenantable will be adjusted equitably to reflect same. If Lessee fails to complete such rebuilding or repairs within one hundred twenty (120) days from the date of the occurrence of the damage, Lessor may terminate this Agreement by written notification to Lessee. Upon Lessee's receipt of such notification, all rights and obligations under this Agreement will cease.

                  2. If the partial or complete destruction of the Premises occurs in the final year of a lease term, Lessee will not be required to use the insurance proceeds to rebuild or repair the Premises.

                  3. If Lessee elects not to rebuild or repair the Premises, and the Premises are untenantable in whole or in part following such damage, Lessee may elect to terminate this Agreement or to continue this Agreement with the rent for the remainder of the lease period adjusted equitably.

                            ARTICLE 13. CONDEMNATION
                               Total Condemnation

         A. If, during the term of this Agreement, Lessor receives notice that all or any part of the Premises might be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or Lessor knows that the Premises might be sold to the condemning authority under threat of condemnation, Lessor shall give Lessee written notice of such occurrence within thirty (30) days of the date of receipt of such notice or the date of becoming aware that the Premises may be sold.

         B. If, during the term of this Agreement, Lessor receives notice that all or any part of the Premises might be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, the rent will be abated during the unexpired portion of this Agreement, effective as of the date of the taking of the Premises by the condemning authority or effective as of the date of the sale.

                              Partial Condemnation

         C. If less than all, but more than twenty (20%) percent of the Premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, Lessee may terminate the lease by giving written notice to Lessor within sixty (60) days after possession of the condemned portion is taken by the entity exercising the power of condemnation. If the Premises are partially condemned and Lessee elects not to exercise its option to terminate this Agreement, or if less than twenty (20%) percent of the Premises are condemned, this

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Agreement will not terminate, but Lessee shall, using the condemnation proceeds made available to it by Lessor, immediately restore and reconstruct the building and other improvements situated on the Premises to make them reasonably tenantable and suitable for the uses for which the Premises are leased. Lessee will be under no obligation to incur any cost of restoration and reconstruction in excess of the funds made available by Lessor for Lessee's use as set out above.

                               Condemnation Award

         D. Lessor and Lessee will each be entitled to receive and retain such portion of a lump sum award as may be allocated to their respective interests in any condemnation proceedings. The termination of this Agreement will not affect the rights of the respective parties to such awards.

                               ARTICLE 14. DEFAULT
                                Default by Lessee

         A. If Lessee allows the rent to be in arrears more than ten (10) days after the date of receipt of written notice from Lessor of such delinquency, or remains in default under any other condition of this Agreement for a period of thirty (30) days after the date of receipt of written notice from Lessor, Lessor may, without notice to Lessee, terminate this Agreement, or in the alternative, Lessor may re-enter and take possession of the Premises and remove all persons and property without being deemed guilty of any manner of trespass and relet the Premises, or any part of the Premises, for all or any part of the remainder of the lease term to a party satisfactory to Lessor, and at such monthly rental as Lessor may with reasonable diligence be able to secure. If Lessor is unable to relet the Premises after reasonable efforts to do so, or, if such monthly rental from the new tenant is less than the rental Lessee was obligated to pay under this Agreement, Lessee shall pay to Lessor the reasonable expense of reletting plus the amount of any deficiency in the rent.

                                Default by Lessor

         B. If Lessor defaults in the performance of any term, covenant, or condition required to be performed by it under this Agreement, Lessee may elect to do the following:

                  1. Lessee may terminate this Agreement on giving at least ninety (90) days' written notice to Lessor of such election to terminate. If Lessee elects this option, this Agreement will be terminated on the date designated in Lessee's notice, unless Lessor has cured the default within ninety
(90) days of the date of Lessor's receipt of Lessee's notice.

         C. All rights and remedies of Lessor and Lessee under this article will be cumulative, and none will exclude any other right or remedy provided by law, or by any other provision of this Agreement. All such rights and remedies may be exercised and enforced concurrently and whenever, and as often as, occasion for their exercise arises.

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                                Waiver of Breach

         D. A waiver by either Lessor or Lessee of a breach of this Agreement by the other party does not constitute a continuing waiver or a waiver of any subsequent breach of the lease.

                       ARTICLE 15. INSPECTION BY LANDLORD

         Lessee shall permit Lessor and Lessor's agents, representatives, and employees to enter into and on the Premises at all reasonable times for the purpose of inspection, maintenance, making repairs, or alterations to the Premises, or any other purpose necessary to protect Lessor's interest in the Premises or to perform Lessor's duties under this Agreement.

                       ARTICLE 16. ASSIGNMENT AND SUBLEASE
                        Assignment of Sublease by Lessee

         A. Lessee may not assign this Agreement or any interest under it, sublet the whole or any part of the Premises, or permit the use or occupancy of the Premises by any person other than Lessee and Lessee's agents and employees without the prior written consent of Lessor in each instance. Lessor's consent to a single assignment, sublease, use, or occupancy does not constitute consent to any subsequent attempt assignment or sublease, or use of occupancy by another person.

         Lessor may not unreasonably withhold written consent to an assignment or a sublease by Lessee provided that the assignment or sublease is for purposes not inconsistent with ARTICLE 3 of this Agreement and that the financial status of the proposed assignee or sublessee is reasonably satisfactory to Lessor. Lessee agrees to provide the name and address of the proposed assignee or sublessee, and such information, including current financial statements, as Lessor reasonably requests, when requesting consent to an assignment or a sublease.

                              Continuing Liability

         B. If Lessor consents in writing to an assignment, sublease, or other transfer of all or any of Lessee's rights under this Agreement, the assignee or sublessee must assume all of Lessee's obligations under this Agreement, and Lessee will remain liable for every obligation under this Agreement.

                 Acceptance of Rent Does Not Constitute a Waiver

         C. Lessor's acceptance of rent from an assignee or a subleasee of Lessee does not constitute a waiver of the provision of this Agreement requiring the prior written consent of Lessor to an assignment or sublease. Nor will the acceptance of rent release Lessee from the duty to perform all the obligations and covenants under this Agreement, except to the extent of the assignee's or sublessee's payment of rent. If Lessee sublets, assigns, encumbers, or otherwise transfers its rights or interests in this

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Agreement or in the Premises or the improvements on the Premises without the written consent of Lessor, Lessor may, at its option, declare this Agreement terminated.

                              Assignment by Lessor

         D. Lessor may assign or transfer any or all of its interests under the terms of this Agreement. Lessor covenants and agrees that as long as Lessee pays the rent and other charges as provided in this Agreement and observes and keeps the covenants, conditions, and terms of this Agreement, Lessee will lawfully and quietly hold, occupy, and enjoy the Premises during the term of this Agreement and all timely exercised renewal options without hindrance or molestation by Lessor or any person claiming by, through, or under Lessor except for such portion of the Premises, if any, as is taken under the power of eminent domain or sold under threat of eminent domain.

                            ARTICLE 17. MISCELLANEOUS

         A. Notices and Addresses All notices required under this Agreement must be given by certified mail or registered mail, addressed to the proper party at the following addresses:

LESSOR:                    Frost National Bank
                           Trust Real Estate
                           P. O. Box 2950
                           San Antonio, Texas 78299-2950

With a copy to:            George J. Wechsler and
                           Dorothy I. Wechsler
                           _________________________
                           _________________________
                           _________________________

LESSEE:                    Calloway's Nursery, Inc.
                           4200 Airport Freeway
                           Suite 200
                           Fort Worth, Texas 76117

Either party may change the address to which notices are to be sent by giving the other party notice of the new address in the manner provided in this section.

         B. Parties Bound This Agreement will be binding upon, and inure to benefit of, the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

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         C.       Texas Law To Apply This Agreement will be construed under, and in accordance with, the laws of the State of Texas, and all obligations of the parties created by this Agreement are performable in Bexar County, Texas.

         D. Legal Construction In case any one or more of the provisions contained in this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision had never been included in this Agreement.

         E. Prior Agreement Superseded This Agreement constitutes the sole and only agreement of the parties regarding the subject matter of this Agreement and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter of this Agreement.

         F. Amendment No amendment, modification, or alteration of the terms of this Agreement will be binding unless it is in writing, dated subsequent to the date of this Agreement, and duly executed by the parties.

         G. Rights and Remedies Cumulative The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by either party will not preclude or waive its rights to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

         H. Attorney's Fees and Costs If, as a result of a breach of this Agreement by either party, the other party employs an attorney or attorneys to enforce its rights under this Agreement, then the non-prevailing party agrees to pay the prevailing party's reasonable attorney's fees and costs incurred to enforce this Agreement.

         I. Force Majeure Neither Lessor nor Lessee will be required to perform any term, condition, or covenant in this Agreement so long as performance is delayed or prevented by force majeure, which means acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, and any other cause not reasonably within the control of Lessor or Lessee and that, by the exercise of due diligence, Lessor or Lessee is unable, either wholly or in part, to prevent or overcome.

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         J.       Time of Essence. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals as of the day and year first above written.

LESSOR: Frost National Bank, Trustee         Witness

_______________________________              _______________________________
By:

_______________________________              _______________________________
George J. Wechsler

_______________________________              _______________________________
Dorothy I. Wechsler

The signature of Lessee accepting this lease is conditioned upon the delivery of the properties described in the other two leases between Lessee and Lessor also executed by Lessee on this date.

LESSEE: Calloway's Nursery, Inc.             Witness

_______________________________              _______________________________
By: James C. Estill, President

                                ACKNOWLEDGEMENTS

State of Texas

County of Bexar

         This instrument was acknowledged before me on the ______ day of ____________, 2002 by__________________________ ,____________________ Frost
National Bank, Trustee, in such capacity on behalf of Frost National Bank.

                                         __________________________________
                                         Notary Public in and for
                                         the State of Texas

State of Texas

County of Bexar

         This instrument was acknowledged before me on the ______ day of ____________, 2002 by George J. Wechsler and Dorothy I. Wechsler.

                                         __________________________________
                                         Notary Public in and for
                                         the State of Texas

State of Texas

County of Tarrant

         This instrument was acknowledged before me on the _____ day of ____________, 2002 by James C. Estill, President, Calloway's Nursery, Inc., in such capacity on behalf of Calloway's Nursery, Inc.

                                         __________________________________
                                         Notary Public in and for
                                         the State of Texas

                                    Exhibit A

                                1570 RUIZ STREET
                       TRACT I: Lots 1,2,3,,5-18, NCB 2173
                         TRACT II: Lots 11-16, NCB 2172
                        San Antonio, Bexar County, Texas